EXHIBIT 3

Coriant Investor LLC

Oaktree Optical Holdings, L.P.

c/o Oaktree Capital Management, L.P.

333 S. Grand Avenue, 28th Floor

Los Angeles, California 90071

September 13, 2018

Coriant International Holdings, L.P.
c/o Marlin Management Company, LLC

338 Pier Avenue

Hermosa Beach, California 90254

Dear Sirs:

Reference is made to that certain Securityholders Agreement, dated as of January 18, 2018 (the “Securityholders Agreement”), by and among Coriant Investor LLC, a Delaware limited liability company (the “Company”), Oaktree Optical Holdings, L.P., a Delaware limited partnership (the “Oaktree Securityholder”) and Coriant International Holdings, L.P., a Delaware limited partnership (the “Marlin Securityholder” or “you”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Securityholders Agreement as in effect on the date hereof.

As you are aware, the Board has approved a Sale of the Company pursuant to that certain Unit Purchase Agreement, dated as of July 23, 2018 (the “Purchase Agreement”), by and among the Company, the Oaktree Securityholder (solely for the limited purposes set forth therein) and Infinera Corporation, a Delaware corporation (“Buyer”). Subject to the terms and conditions of the Purchase Agreement, Buyer shall purchase from the Company, and the Company shall sell to Buyer, one hundred percent (100%) of the issued and outstanding limited liability company interests of Telecom Holding Parent LLC (the “Transaction”). You hereby acknowledge and agree that the Transaction constitutes an Approved Sale and a Complete Sale.

The Transaction will not generate sufficient cash proceeds at the Closing (as defined in the Purchase Agreement as in effect on the date hereof) to repay all amounts outstanding under the Subordinated Note. Therefore, you agree to comply with each of your obligations pursuant to Section 3(h) of the Securityholders Agreement in connection with the Transaction. In furtherance of the foregoing, concurrently with the execution and delivery of this letter, the Marlin Securityholder is delivering to the Borrowers (as defined in the Subordinated Note) the Acknowledgement of Cancellation of Subordinated Note attached hereto as Exhibit A, which shall be effective as of, but not prior to, the Closing.

Notwithstanding the foregoing, but subject to the last sentence of this paragraph, the Oaktree Securityholder agrees that, subject to the Marlin Securityholder’s compliance with this letter and Section 3 of the Securityholders Agreement, if, upon the sale, liquidation or other disposition (a “Liquidation”) of all or any portion of the Lender Stock Repayment Amount, Lender Stock Release Amount (or Remaining Lender Stock Release Amount, as the case may be) and/or Lender Stock R&W Policy Amount (in each case, as defined in the Purchase Agreement as in effect on the date hereof), in one or multiple transactions (notwithstanding the passage of time), the Oaktree Securityholder or any of its Affiliates has, directly or indirectly, actually received cash (net of any reasonable and documented out-of-pocket commissions, fees and expenses, other than any Requesting Costs, but including, for the avoidance of doubt, any such cash actually received attributable to appreciation in the value of the shares of Buyer Common Stock constituting any portion of the Lender Repayment Amount) in respect of the Lender Repayment Amount (as defined in the Purchase Agreement as in effect on the date hereof) or any other consideration, whether in relation to debt or equity, paid pursuant to the Purchase Agreement or any amounts paid pursuant to Section 7.16 of the Purchase Agreement (including in each case, for the avoidance of doubt, the Lender Cash Repayment Amount and the Escrow Amount (as defined in the Purchase Agreement as in effect on the date hereof)) or Lender Stock R&W Policy Amount) in an aggregate amount exceeding the aggregate amount of the Last Out Obligations (other than Contingent Indemnity Obligations) (as each such term is defined in the Financing Agreement as in effect immediately prior to the Closing) (it being acknowledged and agreed that (x) any and all interest and fees (but not expense reimbursement or indemnity obligations (including Contingent Indemnity Obligations)) in respect of the Last Out Loans (as defined in the Financing Agreement as in effect immediately prior to the Closing) shall cease to accrue effective as of the Closing and (y) between the date hereof and the Closing, the Oaktree Securityholder (or its Affiliates, as applicable) will not consent to any amendment to the Financing Agreement that increases the Last Out Obligations other than amendments pursuant to clause (D) of the last sentence of Section 12.02(a) of the Financing Agreement) (such excess, the “Excess Lender Amount”), then the Oaktree Securityholder (or its Affiliates, as applicable) shall, promptly, subject to applicable legal and regulatory requirements, following the later of (i) the date of such Liquidation (the time during such date after giving effect to such Liquidation, the “Measurement Time”), or (ii) if applicable, solely in the case of the following clause (A), the date on which the Transfer restrictions with respect to the applicable shares of Buyer Common Stock (as defined in the Purchase Agreement as in effect on the date hereof) expire pursuant to Section 7.14 of the Purchase Agreement, Transfer to the Marlin Securityholder, in a manner reasonably agreed between the Oaktree Securityholder and the Marlin Securityholder, (A) any shares of Buyer Common Stock or any other property received by the Oaktree Securityholder or any of its Affiliates in respect thereof, in each case, which constitute a portion of the Lender Stock Repayment Amount, Lender Stock Release Amount (or Remaining Lender Stock Release Amount, as the case may be) or Lender Stock R&W Policy Amount and which the Oaktree Securityholder or such Affiliate thereof continues to own as of the Measurement Time and (B) any Excess Lender Amount actually received by the Oaktree Securityholder or any of its Affiliates. Notwithstanding anything to the contrary, in the event that the Company or the Oaktree Securityholder or any of their respective Affiliates enters into any hedge, swap or similar arrangement (each a “Hedging Arrangement”) with respect to any shares of Buyer Common Stock that constitute a portion of the Lender Stock Repayment Amount, Lender Stock Release Amount (or Remaining Lender Stock Release Amount, as the case may be) or Lender Stock R&W Policy Amount, any amounts payable to the Marlin Securityholder pursuant to this letter shall be calculated as if such Hedging Arrangements had not been entered into, and therefore may take into account value received or realized by the Oaktree Securityholder or any of its Affiliates, whether or not in the form of cash actually received.

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In addition, in accordance with Section 3(c) of the Securityholders Agreement, you shall take such actions and execute such documents and instruments as shall be reasonably necessary or desirable in order to consummate the Approved Sale expeditiously, in each case as requested by the Company. You acknowledge and agree that, in the event that you fail to comply with your obligations hereunder, the Oaktree Securityholder shall have the right to withhold any payment (including in the form of shares of Buyer Common Stock) due to you hereunder and to receive any consideration for the Securityholder Securities on your behalf of and withhold further payment of such amounts to you until your proper compliance with your obligations herein.

There are no, and the Company, the Oaktree Securityholder, and/or any of their respective Affiliates, shall not enter into or otherwise agree to enter into any, side letters or other Contracts (as defined in the Purchase Agreement as in effect on the date hereof), agreements or arrangements, or otherwise take any action or grant any waiver, including any amendment to or waiver under the Purchase Agreement, that would reasonably be expected to impede or otherwise have an adverse effect on the rights of the Marlin Securityholder under this letter, including the payment or Transfer of any amounts, whether in the form of cash, property or otherwise, hereunder.

If at any time any further action is necessary to carry out the purpose of this letter, each party hereto shall take such further action (including the execution and delivery of such further instruments and documents) as the other party hereto may reasonably request, at the sole cost and expense of the requesting party (such costs and expenses, “Requesting Costs”).

Notwithstanding anything to the contrary, nothing in the Acknowledgement of Cancellation of Subordinated Note, whether as attached hereto as Exhibit A or in executed form, shall effect or otherwise impact the rights and obligations of the parties under this letter.

In the event that the Purchase Agreement is terminated for any reason prior to the Closing, this letter shall automatically terminate and be null and void ab initio; it being understood and agreed that the Securityholders Agreement shall survive any termination hereof.

No modification or amendment of any provision of this letter shall be effective unless such modification or amendment is approved in writing by each of the parties hereto.

Sections 16-26 of the Securityholders Agreement are incorporated herein by reference mutatis mutandis, without giving effect to any termination of the Securityholders Agreement.

*           *           *           *           *

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`	Sincerely,

CORIANT INVESTOR LLC

	By:	/s/ Cass Traub
	Name:	Cass Traub
	Its:	President

OAKTREE OPTICAL HOLDINGS, L.P.

	By:	Oaktree Fund GP, LLC
	Its:	General Partner

	By:	Oaktree Fund GP I, L.P.
	Its:	Managing Member

	By:	/s/ Cass Traub
	Name:	Cass Traub
	Its:	Authorized Signatory

	By:	/s/ Ted Crockin
	Name:	Ted Crockin
	Its:	Authorized Signatory

[Signature Page to Letter Agreement]

Acknowledged and Agreed:

CORIANT INTERNATIONAL HOLDINGS, L.P.

By: Diamond Holding GP LLC

Its: General Partner

By: /s/ Doug Bayerd

Name: Doug Bayerd

Title: Vice President

[Signature Page to Letter Agreement]

Exhibit A

ACKNOWLEDGEMENT OF CANCELLATION OF SUBORDINATED NOTE

September 13, 2018

Reference is made to that certain Eighth Amended and Restated Senior Subordinated Secured Promissory Note, dated January 18, 2018 (the “Subordinated Note”), in the original principal amount of One Hundred Seventy Four Million, Eight Hundred Twenty-Four Thousand Seven Hundred Twenty-Three United States Dollars and Seventy Eight Cents ($174,824,723.78), issued by the Borrowers thereunder (as defined in the Subordinated Note) and payable to the undersigned (the “Holder”).

The undersigned hereby confirms, acknowledges and agrees that, effective as of the Closing (as defined in that certain Unit Purchase Agreement, dated as of July 23, 2018 (the “Purchase Agreement”), by and among Coriant Investor, LLC, a Delaware limited liability company (the “Company”), Oaktree Optical Holdings, L.P., a Delaware limited partnership (“Oaktree Lender”) (solely for the limited purposes set forth therein) and Infinera Corporation, a Delaware corporation (“Buyer”), the Subordinated Note shall automatically be cancelled and forgiven and none of the Company, Buyer, Oaktree Lender or any other Person shall have any further obligation thereunder or in respect thereof, as contemplated by Section VIII of the Subordinated Note. The undersigned hereby represents that it is, and as of the Closing it shall be, the sole Holder and owner of said Subordinated Note and that it has not transferred, and will not transfer, any legal or beneficial interest in the Subordinated Note to any other party. Effective as of the Closing, the undersigned hereby waives and releases all claims for payment or otherwise that the Holder may have under the Subordinated Note against any Borrower and agrees to deliver the original Subordinated Note to Buyer marked “cancelled” promptly following the Closing.

In the event that the Purchase Agreement is terminated prior to the Closing, this Acknowledgement of Cancellation of Subordinated Note shall be null and void ab initio.

CORIANT INTERNATIONAL HOLDINGS, L.P.

By: Diamond Holding GP LLC
Its: General Partner

By:	/s/ Doug Bayerd
Name:	Doug Bayerd
Title:	Vice President